Scottish Re Announces Terry Eleftheriou as Chief Financial Officer

Company Release - 09/26/2007 17:10

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced the appointment of Terry Eleftheriou as Executive Vice President and Chief Financial Officer, effective November 12th. Terry will be based at the company's Hamilton, Bermuda headquarters and will join the Company on October 1st. He will serve in a transition role until he assumes the CFO position on November 12th.

Terry Eleftheriou, 48, was most recently a group finance executive with XL Capital where he was responsible for leading a number of strategic global initiatives to transform and integrate finance operations and enhance business processes and related controls. He was also a member of XL's global Finance Executive Council and Executive Management Group and worked closely with XL's executive management team and Board of Directors. Prior to joining XL Capital in November 2003, Terry was the CFO of Sage Insurance Group International and previously was the finance leader for the retirement services segment of American General Financial Group. He also occupied a variety of leadership roles spanning a 15 year career with Ernst & Young where he specialized in providing assurance and advisory services to insurance and financial services companies in North America, Europe, and Asia.

Terry Eleftheriou is a Fellow of the Institute of Chartered Accountants in England and Wales and a member of the Connecticut Society of Certified Public Accountants. He holds a Bachelor of Science in Economics from the City University in London, England.

As Scottish Re's Chief Financial Officer, Terry will lead the company's global finance function and will be responsible for its financial operations, including accounting and reporting, financial planning and analysis, taxation, audit, and investor and rating agency relations.

In welcoming Terry Eleftheriou to Scottish Re, George Zippel, President and Chief Executive Officer, noted, "Terry is a proven insurance financial executive who has led and managed change in dynamic environments across the globe. He will be a strong business partner for me and the senior leadership team of Scottish Re. I'm confident Terry will have an immediate and positive impact as we work to improve our financial, operating and risk management disciplines and drive profitable growth."

Terry Eleftheriou commented, "I'm excited to be joining Scottish Re at this juncture in its development and look forward to working with George Zippel and the rest of the team in re-establishing the Company as a leader in the global life reinsurance industry. We will build on the existing capabilities of the Company to deliver against the needs and expectations of our various stakeholders in order to grow shareholder value."

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and


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the United States. Its flagship operating subsidiaries include Scottish Annuity
& Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about the Company can be obtained at www.scottishre.com

Source: Scottish Re Group Limited

Contact: Scottish Re Group Limited
Media Contact:
Rayissa Palmer, 704-752-3422
or
Investor Contact:
George Zippel, 441-298-4397

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